Exhibit 4.2

DouYu International Holdings Limited

(Incorporated under the laws of the Cayman Islands)

Number:	Shares

Share Capital is US$100,000 divided into 1,000,000,000 shares of par value of US$0.0001 each, comprising
(a) 500,000,000 Ordinary Shares of par value of USD$ 0.0001 each and
(b) 500,000,000 Shares of par value of USD$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

EXECUTED for and on behalf of the said Company on                                                                                                  By:

Director                   -------------------------------------------------------------------------------------